Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Statements by Experts” and the use of our report dated April 7, 2008, with respect to the consolidated financial statements of Net Serviços de Comunicação S.A., included in the Registration Statement (Form 20-F No. 333-00000) of Telmex Internacional, S.A.B. de C.V., for the registration of 430 million A shares and 10,816 million L shares of its common stock.

Ernst & Young Auditores Independentes S.S.,
A Member Practice of Ernst & Young Global

/s/ Maria Helena Petterson
Maria Helena Petterson Partner

São Paulo, Brazil

May 29, 2008